Exhibit 10.13

September 4, 2002

Charles E. Golden
Executive Vice President and
   Chief Financial Officer
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285

Re: Offer Letter Clarification

Dear Charlie:

You have requested clarification regarding the terms of your original offer of employment with Eli Lilly and Company, dated February 20, 1996, as clarified and supplemented by letters dated December 20, 1996 and November 30, 2000. Specifically, you have asked that Lilly clarify your eligibility for retiree medical benefits. This letter will restate our understanding relating to your eligibility for retirement benefits and confirm our understanding regarding related benefits.

As described in your Offer Letter, you will be entitled to a retirement benefit (provided through The Lilly Retirement Plan and The Lilly Excess Benefit Plan [Retirement]) using 26 years 1 month of service in addition to your actual service with Lilly. All of the provisions of the various formulae provided under the Retirement Plan will apply. However, after determining the benefit in this manner, the deferred vested retirement benefit you will be eligible to receive from General Motors Corporation at the date of your retirement from Lilly will be subtracted from the Lilly benefit calculation to provide the actual benefit. If your benefit under the General Motors plan is not payable at the time of your retirement from the Company, the unreduced Lilly benefit will be paid until such time as the General Motors benefit becomes payable. At that time, your Lilly benefit will be reduced by the amount payable from General Motors.

To receive this retirement benefit, you will be required to work a minimum of 10 years from the date of your initial employment with Lilly, or until March 1, 2006, except that the 10-year minimum work requirement will be waived if any of the following circumstances occur prior to March 1, 2006:

1.	Lilly requests your retirement, or your employment is terminated, for any reason other than Disciplinary Termination as defined in Section 4.03 of The Lilly Severance Pay Plan;

2.	You become disabled under the terms of The Eli Lilly and Company Extended Disability Plan; or

Charles E. Golden
September 4, 2002

3.	a Change in Control occurs and you suffer a Covered Termination, as both terms are defined under the Eli Lilly and Company Change in Control Severance Pay Plan for Select Employees (“CIC Plan”). It is understood that in the event of such Covered Termination, you would receive, in addition to the benefit provided under the Retirement Plan described above, the Pension Supplement as set forth in Section 8.C. of the CIC Plan.

In addition, it is understood that if you satisfy the 10-year minimum work requirement or any of the conditions described above occur for the waiver of that requirement, you would be eligible for retiree medical coverage equivalent to the coverage provided to retirees under The Eli Lilly and Company Health Plan. Such coverage would be provided for the duration of your retirement unless you choose to work for another employer that offers health coverage. In that event, you agree to select the other employer’s health coverage as primary (even if there is a charge to do so) and Lilly agrees to provide secondary health coverage to you. Similarly, Lilly will provide only secondary health coverage to you once you become eligible for Medicare. As you may be aware, medical claims paid under the retiree medical coverage are considered taxable income to you if you do not have actual eighty points (age plus actual service) under The Lilly Retirement Plan at the time of your retirement. Accordingly, Lilly agrees to gross-up any payment amounts at the end of each calendar year for applicable state and federal taxes so that you do not recognize a tax impact on such health benefits.

If you are married at the time of your retirement (and have been married for at least one year) your spouse will be eligible for medical coverage under the same retiree medical coverage you have. If you are not married at the time of your retirement and subsequently marry, you may add your spouse to your coverage for a qualifying change in status. Such coverage, however, would terminate upon your death.

Finally, it is understood that if you satisfy the 10-year minimum work requirement or any of the conditions described above occur for the waiver of that requirement, you would also be considered a retiree for other benefit purposes, including the terms of any stock options or equity programs in which you participate.

Charlie, please let me know if you have any questions.

ELI LILLY AND COMPANY
By:	/s/ Cathleen A. Kennedy
Cathleen A. Kennedy
Executive Director, Human Resources

cc:      Pedro P. Granadillo